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                                   EXHIBIT 11
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             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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
                                           Three Months                      Nine Months
                                           Ended September 30                Ended September 30
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                                           2000              1999            2000            1999
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Shares for computation of basic
 net income per share                    7,346,229       5,818,588         7,008,226       5,818,588

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Effect of dilutive stock options
 and warrants                                    -               -                 -               -

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Shares for computation of
 diluted net income per share            7,346,229       5,818,588         7,008,226       5,818,588

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